As filed with the Securities and Exchange Commission on November 16, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GlobalSCAPE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	74-2785449
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	4500 Lockhill-Selma, Suite 150 San Antonio, Texas 78249 (210) 308-8267
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Matthew C. Goulet President and Chief Executive Officer 4500 Lockhill-Selma, Suite 150 San Antonio, Texas 78249
	(210) 308-8267
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Adam W. Finerman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $0.001 per share	5,456,566	$4.38	$23,899,759.10	$2,896.65
TOTAL			$23,899,759.10	$2,896.65

__________

(1)	Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	With respect to the shares of common stock offered by the selling stockholders named herein, estimated at $4.38 per share, which is the average of the high and low prices as reported on the NYSE American exchange on November 9, 2018, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. No securities may be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 16, 2018

Preliminary Prospectus

GlobalSCAPE, Inc.

5,456,566 Shares of Common Stock

This prospectus covers the sale or other disposition from time to time of up to 5,456,566 shares of our common stock, $0.001 par value per share, by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors.

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We are not offering any shares of our common stock for sale under this prospectus. We will not receive any of the proceeds from the sale or other disposition of the shares of our common stock by the selling stockholders.

Our common stock is listed on the NYSE American exchange (“NYSE American”) under the symbol “GSB”. On November 15, 2018, the last reported sale price of our common stock was $4.59 per share.

An investment in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 5 of this prospectus before you make your decision to invest in our shares of common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is November 16, 2018

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Unless the context requires otherwise, the terms “GlobalSCAPE”, the “Company”, “we”, “us” and “our” in this prospectus refer to GlobalSCAPE, Inc. and its wholly-owned subsidiary.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. From time to time, we may file one or more prospectus supplements to add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplements, together with additional information described below under the caption “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, as well as our historical financial statements and the notes thereto which are incorporated by reference in this prospectus.

Our Company

Headquartered in San Antonio, Texas, GlobalSCAPE is a developer and seller of computer software that provides secure information exchange, data transfer and sharing capabilities for enterprises and consumers. The Company has been in business for more than twenty years, having sold its products to thousands of enterprises and more than one million individual consumers globally.

Our primary business is selling and supporting managed file transfer (“MFT”) software for enterprises. MFT software facilitates the transfer of data from one location to another across a computer network within a single enterprise or between multiple computer networks in multiple enterprises.

Our MFT products are based upon our Enhanced File Transfer (“EFT”) platform. This platform emphasizes secure and efficient data exchange for virtually any organization. It enables business partners, customers and employees to share information safely and securely. The EFT platform provides enterprise-level security while automating the integration of back-end systems which are features often missing from traditional file transfer software. The EFT platform features built-in regulatory compliance, governance, and visibility controls to maintain data safety and security. It can replace legacy systems, homegrown servers, expensive leased lines and virtual area networks, all of which can be insecure, with a top-performing, scalable alternative. The EFT platform promotes ease of administration while providing the detailed capabilities necessary for complete control of a file transfer system.

We earn most of our revenue from the sale of products and services that are part of our EFT platform. Our customers can purchase the capabilities of our EFT platform in two ways:

•	Under a perpetual software license for which they pay a one-time fee and under which they typically install our product on computers that they own and/or manage. Our brand name for this product is EFT. Almost all customers who purchase EFT also purchase a maintenance and support (“M&S”) contract for which they pay us an annual recurring fee. Most of the revenue we have earned from our EFT platform products has been from sales of perpetual software licenses and related M&S.
•	As a software-as-a-service (“SaaS”) under which they pay us ongoing fees to access the capabilities of the EFT platform in the cloud. Through 2017, EFT Cloud was our SaaS offering of the EFT platform which users accessed for a flat monthly subscription fee. In January 2018, we introduced EFT Arcus, our SaaS offering of the EFT platform going forward, for which users will pay a base monthly subscription fee plus an additional variable amount determined based upon their metered usage of EFT Arcus resources.

We sell other products that are synergistic to our EFT platform including Mail Express, WAFS, and CuteFTP. Collectively, these products constituted less than 5% of our total revenue in the nine months ended September 30, 2018. Customers pay a one-time fee to purchase these products under a perpetual software license. Some customers also purchase an M&S contract. We do not offer a SaaS version of these products and have no plans to do so.

We focus on selling our EFT platform products in a business-to-business environment. The majority of the resources we will expend in the future for product research, development, marketing and sales will focus on this product line. We expect to expend minimal resources developing and selling our other products. We believe our EFT platform products and business capabilities are well-positioned to compete effectively in the market for these products.

Background

GlobalSCAPE was incorporated in Delaware in 1996. GlobalSCAPE, along with its one subsidiary TappIn, Inc., a Delaware Corporation, provides managed file transfer software and services to clients worldwide.

Additional Information

Our principal executive offices are located at 4500 Lockhill-Selma Road, Suite 150, San Antonio, Texas 78249, and our telephone number is (210) 308-8267. Our website is www.globalscape.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Recent Developments

GlobalSCAPE recently completed its previously announced modified Dutch auction tender offer (“Tender Offer”) to purchase up to $15,000,000 in value of shares of its common stock at a purchase price not greater than $4.50 nor less than $4.00 per share. The Tender Offer expired at 12:00 midnight, New York City time, on Wednesday, September 19, 2018. Based on the final count by American Stock Transfer & Trust Company, the Depositary for the Tender Offer, the Company has accepted for purchase 4,011,013 shares at a purchase price of $4.20 per share, for an aggregate cost of approximately $16.8 million, excluding fees and expenses relating to the Tender Offer. Included within the shares accepted for purchase are 439,585 shares that the Company elected to purchase pursuant to its right to increase the size of the Tender Offer by up to 2.0% of the Company’s outstanding common stock. As such, the Company used a proration factor of approximately 77.1% of shares from each tendering stockholder. The shares purchased represent approximately 18.2% of the Company’s common stock issued and outstanding as of September 24, 2018. Following consummation of the Tender Offer, the Company has 17,968,268 shares outstanding.

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The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to 5,456,566 shares of our common stock. We are not offering any shares for sale under the registration statement of which this prospectus is a part.

Common stock outstanding immediately prior to this offering:	17,968,268 shares.
Common stock being offered by the selling stockholders hereunder:	Up to 5,456,566 shares.
Common stock to be outstanding immediately after this offering:	17,968,268 shares.
Use of proceeds:	We will not receive any proceeds from the sale of our common stock offered by the selling stockholders under this prospectus.
Risk Factors:	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.
NYSE American symbol:	GSB

The number of shares of our common stock outstanding immediately before and immediately after this offering excludes:

•	280,000 shares of common stock reserved for issuance under our 2015 Non-Employee Directors Long-Term Equity Incentive Plan (“2015 Directors Plan”) and 3,955,830 shares of common stock reserved for issuance under our 2016 Employee Long-Term Equity Incentive Plan, or the 2016 LTIP; and
•	2,134,655 shares of common stock underlying options to purchase shares of our common stock.

Except for the financial statements and the notes thereto, and historical financial information and unless otherwise indicated, all information in this prospectus reflects or assumes no exercise of outstanding options or warrants after November 16, 2018.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 36.

Risk Factors

Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 5.

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Risk Factors

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment.

Risks Related to Our Operations

A significant portion of our revenue is generated through maintenance and support services. Decreases in maintenance and support sales or renewal rates, or a decrease in the number of new licenses we sell, will negatively impact our future revenue and financial results.

Revenue from maintenance and support services, or M&S, we provide our customers comprised approximately 63%, 61% and 57% of our total revenue during the first nine months of 2018 and the years 2017 and 2016, respectively. We earn M&S revenue from new M&S contracts, typically sold with new software licenses, and from renewals of such contracts. Any reduction in the number of new software licenses that we sell, or a reduction in sales of associated initial M&S contracts, therefore may have a long-term negative impact on our future M&S revenue, even if our customers continue to renew M&S contracts at historical rates. This situation, in turn, would impact our business and harm our financial results.

Our customers have no obligation to purchase M&S with their initial software license or to renew their M&S contract after the expiration of their initial M&S period, which is typically one year, but may also be for two or three years. Our customers’ purchases of M&S, and our renewal rates, may decline or fluctuate as a result of a number of factors, including the overall global economy, the health of their businesses, and the perceived value of the M&S program. If our customers do not purchase M&S with their initial software license or do not renew their M&S contract for our products, our M&S revenue will decline, and our financial results will suffer. In addition, customers are generally entitled to reduced annual maintenance fees for entering into long-term maintenance contracts (i.e., those contracts with a term longer than one year). Declines in our license sales, increases in the proportion of long-term maintenance contracts and/or increased discounting could lead to declines in our M&S revenue growth rates. Should customers migrate away from systems and applications which our products support, utilize alternatives to our products, including solutions offering free maintenance, or become dissatisfied with our maintenance services, increased cancellations could lead to declines in our maintenance revenue.

Our business and growth depend on our ability to obtain M&S renewals from existing customers. A decline in the percent of our M&S contracts that are renewed could adversely affect our future operating results.

A substantial portion of our annual M&S revenue is attributable to M&S contracts entered into during previous periods. As a result, if there is a decline in the renewal rate of M&S contracts in any particular period, it is possible that only a small portion of the decline will be reflected in our M&S revenue recognized in that period and the remainder will be reflected in our M&S revenue recognized in subsequent periods. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors including customer dissatisfaction with our products’ functionality, features or performance, the level and quality of our M&S services, or our pricing. Renewal rates may also change due to competitors’ product offerings, customers converting to in-house developed solutions, customers’ inability to continue their operations and spending levels, migration path issues for new versions of our products, and other factors, a number of which are beyond our control. Our customers have no obligation to renew their M&S contracts after the expiration of the initial term, and they may elect not to renew their M&S or to reduce the product quantity covered under their M&S contracts, thereby potentially reducing our future revenue. A decline in the renewal rate of M&S contracts may also result in a decrease in deferred revenue on our balance sheet as of the end of the period in which the decline in renewals occurred which, in turn, could result in a decrease in our future revenue.

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If we are unable to develop, offer and deliver new and enhanced products and services that achieve widespread market acceptance, or if we are unable to continually improve the performance, features, and reliability of our existing products and services, our business and operating results could be adversely affected.

Rapid technological changes, as well as changes in customer requirements and preferences, characterize the software industry. Just as the transition from mainframes to personal computers transformed the industry, we believe our industry will continue to transform in response to continued adoption of mobile devices and cloud-based SaaS, growth of big data, and potential emergence of capabilities resulting from disruptive innovation. In response, we have devoted significant resources to the development of new solutions, such as our SaaS solutions. We are making such investments through our internal efforts, including further development and enhancement of our existing products, as well as through potential acquisitions of new product lines. Innovation, new product development or acquisition, and go-to-market activities involve a significant commitment of time and resources and are subject to a number of risks and challenges including:

•	Developing, sustaining, and appropriately leveraging market intelligence to identify areas of market need that offer potentially high return on investment for solution development.
•	Managing the length of the development cycle for new products and product enhancements which may be longer than originally expected.
•	Adapting to emerging and evolving industry standards and to technological developments by our competitors and customers.
•	Addressing the evolution of operating systems and industry platforms that presently may not be served by our existing products.
•	Entering into new or unproven markets with which we have limited experience.
•	Managing new product and service strategies, including integrating our various security and file replication technologies, management solutions, customer service, and support into unified enterprise security and file replication solutions.
•	Incorporating acquired products and technologies acquired through mergers, acquisitions or other relationships with third parties.
•	Developing or expanding efficient sales channels.
•	Obtaining sufficient licenses to technology and technical access from operating system software vendors on reasonable terms to enable the development and deployment of interoperable products, including source code licenses for certain products with deep technical integration into operating systems.
•	Changing purchasing trends such as purchasing through on-line marketplaces such as Amazon Web Services and Microsoft AZURE rather than direct sales or traditional channels.

Investments in new products may not result in sufficient revenue generation to justify their costs or may cause short or long-term harm to our financial results. For example, customer adoption of our SaaS products may not occur as rapidly as anticipated, or competitors may introduce new products and services that achieve acceptance among our current customers thereby adversely affecting our competitive position, or we may not be successful in future attempts to achieve disruptive innovation.

Our executive management team must act quickly, continuously and with vision due to the rapid speed of changing customer expectations and advancement of technology inherent in the software industry, the extensive and complex efforts required to create useful and widely accepted products, the rapid evolution of cloud computing, mobile devices, and new computing platforms, and the creation of other new technologies. Although we have adopted a strategy that we believe will fulfill these challenges, if we fail to execute properly on that strategy, adapt that strategy as market conditions evolve, or internalize and execute on that strategy, we may fail to meet our customers’ expectations, fail to compete with our competitors’ products and technology, and lose the confidence of our channel partners and employees. Such circumstances could adversely affect our business and financial performance.

We earn most of our revenue and operating margins from our Enhanced File Transfer licensed software solution suite and related maintenance and support services and, as a result, are highly dependent upon the continued success of this product line.

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Our Enhanced File Transfer product platform, or EFT platform, is our MFT solution targeted primarily to the enterprise and small and medium business user environments. Our customers may purchase EFT as an on-premise license or may subscribe to it as software-as-a-service (or SaaS). License (both on-premise and SaaS), M&S, and professional services revenue from this product line was responsible for approximately 96%, 95% and 93% of our total revenue in the first nine months of 2018 and the years 2017 and 2016, respectively. This product has provided substantially all of our recent revenue growth and most of the operating margin necessary to fund our operations including, most notably, our sales and marketing and research and development activities. Declines and variability in demand for our EFT products could occur as a result of:

•	Improved products or product versions being offered by competitors in our markets.
•	Competitive pricing pressures.
•	Failure to release new or enhanced versions of the EFT solution on a timely basis or at all.
•	Technological change that we are unable to address with file transfer products or that changes the way enterprises utilize our products.
•	General economic conditions.

Due to our product concentration, our business, results of operations, financial condition, and cash flows would be adversely affected by a decline in demand for the EFT solution suite.

The transition from an on-premise to a cloud-based, SaaS subscription business model is subject to numerous risks and uncertainties.

We believe that there will be a continuing shift away from sales of on-premise software licenses to sales of subscriptions for our cloud-based, SaaS solutions, which provide our customers the right to access certain of our software in a hosted environment for a specified subscription period. This shift, and our pursuit of a SaaS strategy, may give rise to a number of risks, including the following:

•	If customers are uncomfortable with cloud-based solutions and desire only perpetual licenses, we may experience longer than anticipated sales cycles and sales of our cloud-based solutions may lag behind our expectations;
•	Our cloud-based strategy may raise concerns among our customer base, including concerns regarding changes to pricing over time, service availability, information security of a cloud-based solution and access to files while offline or once a subscription has expired;
•	We may be unsuccessful in maintaining our target pricing, adoption and projected renewal rates;
•	We may select a target price that is not optimal and could negatively affect our sales or earnings; and
•	We may incur costs at a higher than forecasted rate as we expand our cloud-based solutions.

The shift of our customers’ preference to cloud-based, SaaS solutions may also require a considerable investment of technical, financial, legal and sales resources, and a scalable organization. Market acceptance of such offerings is affected by a variety of factors, including but not limited to: security, reliability, scalability, customization, performance, current license terms, customer preference, customer concerns with entrusting a third party to store and manage their data, public concerns regarding privacy and the enactment of restrictive laws or regulations. Whether our business model transition will prove successful and will accomplish our business and financial objectives is subject to numerous uncertainties, including but not limited to: customer demand, renewal rates, channel acceptance, our ability to further develop and scale infrastructure, our ability to include functionality and usability in such solutions that address customer requirements, tax and accounting implications, pricing and our costs. In addition, the metrics we use to gauge the status of our business may evolve over the course of the transition as significant trends emerge.

If we are unable to successfully establish our cloud-based solutions and navigate our business model transition in light of the foregoing risks and uncertainties, our results of operations could be negatively impacted.

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Cloud-based computing trends present competitive and execution risks.

Customers are transitioning to a hybrid computing environment utilizing various cloud-based software and services accessed via various smart client devices. Pricing and delivery models are evolving, and our competitors are developing and deploying cloud-based services for customers. We are devoting significant resources to develop and deploy our own competing cloud-based software and services strategies. While we believe our expertise and investments in software for cloud-based services provides us with a strong foundation to compete, it is uncertain whether our strategies will attract the customers or generate the revenue required to be successful. Delivering our products through cloud-based, SaaS solutions requires that we pay third parties, such as Microsoft Azure, to host our products and make them available to our customers. As a result, we incur ongoing, recurring third-party hosting expenses associated with delivering SaaS solutions that we do not incur with respect to our on-premise license products. These expenses may cause the gross margin we realized from our SaaS software products to be lower than the gross margin we realized from our on-premises software products. Whether we are successful in this new business model depends on our execution in a number of areas, including:

•	Continuing to innovate and bring to market compelling cloud-based services that generate increasing traffic and market share;
•	Maintaining the utility, compatibility and performance of our software on the growing array of cloud computing platforms and the enhanced interoperability requirements associated with orchestration of cloud computing environments; and
•	Successfully deploying our SaaS products on platforms hosted by third-party services upon which we rely for delivery of those computing solutions to our customers.

These new business models may reduce our revenues or operating margins and could have a material adverse effect on our business, results of operations and financial condition.

If the market for cloud-based software develops more slowly than we expect or declines, our business could be materially adversely affected.

The market for cloud-based software is not as mature as the market for on-premise enterprise software, and it is uncertain whether cloud-based software will achieve and sustain high levels of customer demand and market acceptance. Our success will depend to a substantial extent on the widespread adoption of cloud-based software solutions. Many enterprises have invested substantial personnel and financial resources to integrate traditional enterprise software into their businesses and, therefore, may be reluctant or unwilling to migrate to cloud computing. Other enterprises have not elected to move from traditional processes that are not cloud-based to automated cloud-based processes. It is difficult to predict customer adoption rates and demand for our products and services, the future growth rate and size of the cloud-based software market or the entry of competitive applications. The expansion of the cloud-based software market depends on a number of factors, including the cost, performance, and perceived value associated with cloud-based software, as well as the ability of cloud-based software companies to address heightened security and privacy concerns. If we have a security incident or other cloud-based software providers experience security incidents, loss of customer data, disruptions in delivery or other similar problems, which is an increasing focus of the public and investors in recent years, the market for cloud-based applications as a whole, including our offerings, may be negatively affected. If cloud-based software does not achieve widespread adoption, or there is a reduction in demand for cloud-based software caused by a lack of customer acceptance, technological challenges, weakening economic conditions, increasing security or privacy concerns, competing technologies and offerings, decreases in corporate spending or otherwise, it could result in decreased revenues and our business could be materially adversely affected.

Potential customers may be unwilling to implement the business changes attendant to the use of some of our cloud-based software and services.

The use of our cloud-based software and services often requires customers to implement changes to their existing business process or to adopt new business processes with which they are unfamiliar. Some of our potential customers may continue to rely on existing internal solutions or other non-cloud-based solutions rather than implement the business changes called for by our solutions.

We must keep up with rapid and ongoing technological change to remain competitive in the rapidly evolving cloud-based technology industry.

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The cloud-based technology industry is characterized by rapid and ongoing technological change, frequent new product and service introductions, and evolving industry standards. Our future success will depend on our ability to adapt quickly to rapidly changing technologies, to adapt our solutions to evolving industry standards and to improve the performance and reliability of our applications and services. To maintain and increase market acceptance of our applications and services, we must anticipate subscriber need and offer solutions that meet changing subscriber demands quickly and effectively. Subscribers may require features and functionality that our current applications and services do not have or that our platforms are not able to support. If we fail to develop solutions that satisfy subscriber preferences in a timely and cost-effective manner, our ability to renew our agreements with existing subscribers and our ability to increase demand for our solutions will be harmed.

If we are required to and fail to successfully manage any changes to our business model, including the transition of our products to cloud offerings, our results of operations could be harmed.

We are beginning to transition from an on-premise to a cloud-based, SaaS subscription business model. This adjustment to our business model requires a considerable investment of technical, financial, legal and sales resources. Our transition to cloud offerings will continue to divert resources and increase costs, especially in cost of license and other revenues, in any given period. Such investments may not improve our long-term growth and results of operations. Further, the increase in some costs associated with our cloud services may be difficult to predict over time, especially in light of our lack of historical experience with the costs of delivering cloud-based versions of our applications. We may assume greater responsibilities for implementation related services during this transition. As a result, we may face risks associated with new and complex implementations, the cost of which may differ from original estimates. The consequences in such circumstances could include: monetary credits for current or future service engagements, reduced fees for additional product sales, and a customer’s refusal to pay its contractually-obligated subscription or service fees.

Our focus on cloud services may result in the loss of other business opportunities and negatively impact our revenue growth.

We have allocated significant resources related to our sales and marketing activities, software product development, management team and other personnel toward growing our cloud business. This strategic direction and redirection of resources could potentially result in the loss of sales opportunities in our traditional perpetual license and M&S sales business. If our cloud business does not grow in accordance with our expectations and we are not able to cover the shortfall with other sales opportunities, then our business could be harmed. Although the subscription model used for our cloud business is designed to create a recurring revenue stream that is more predictable, the shift to this model may reduce our license sales, spread revenue over a longer period and negatively affect future license and M&S sales revenue.

Our subscription services, such as EFT Arcus, may impact our revenue trends as some opportunities that otherwise would have materialized as software license sales for on-premises installation at our customers’ sites could potentially shift to subscription-based sales.

Most of our revenue, and the growth of our revenue, has been attributable to perpetual license and M&S sales of our EFT solution. Perpetual license fees for software to be installed at a customer site are typically recognized in full as revenue at the time the software is delivered to the customer. On the other hand, subscription services are recognized as revenue over time as the services are delivered (assuming collection is deemed probable), typically on a monthly basis. Any significant increase in the percentage of our business generated from such a subscription model could, as a result, delay revenue recognition and have a negative impact on our operating results.

The impact of subscription services on prior revenue growth trends depends on several key factors, including the number of customers who may shift from on-premise software licenses to subscription services, the rate at which they may do so, the subscription term and fees, and the comparative value of the opportunity had it materialized as a software license sale instead of as a subscription service. Generally, for a fixed number of opportunities (that is, without considering the possibility that a new service offering may result in additional sales opportunities), the addition of subscription services reduces revenue growth rates for several quarters for the associated solutions until cumulative subscription revenue increases and, potentially, surpasses comparable software license revenue. The revenue impacts are particularly pronounced early in the introduction of subscription services because there has been only a short time period for accumulation of the recurring revenue stream. For this reason, we may experience decreased revenue during the time period that our customers shift to subscription services, which may be a period of multiple years. As we continue to promote subscription-based services, the risk of a negative impact on revenue will continue, with revenue derived from sales of our EFT solution, the comparable on-premises MFT software in our portfolio, most subject to this ongoing risk from the introduction of these subscription services.

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Subscription offerings create risks related to the timing of revenue recognition.

Although the subscription model is designed to increase the number of customers who purchase our products and services and create a recurring revenue stream that is more predictable, it creates certain risks related to the timing of revenue recognition and potential reductions in cash flows.

A decline in new or renewed subscriptions in any period may not be immediately reflected in our reported financial results for that period but may result in a decline in our revenue in future periods. If we were to experience significant downturns in subscription sales and renewal rates, our reported financial results might not reflect such downturns until future periods. Our subscription model could also make it difficult for us to rapidly increase our revenues from subscription or SaaS-based services through additional sales in any period as revenue from new customers will be recognized over the applicable subscription term. Increases in sales under our subscription sales model could result in decreased revenues over the short term if they are offset by a decline in sales from perpetual license customers.

Our cloud and SaaS offerings bring additional business and operational risks.

We offer delivery of several of our products using a SaaS model. Our SaaS offerings provide our customers with existing and new software management through a cloud service as opposed to traditional on-premises software deployments. There can be no assurance that SaaS revenue will be significant in the future despite our levels of investment in developing this product delivery method. Margins associated with our SaaS offerings are generally lower than margins associated with our on-premises solutions.

SaaS subscription arrangements are under month-to-month agreements. Accordingly, our customers generally have no long-term obligation to us and may cancel their SaaS subscription at any time. Even if our customers are satisfied with our SaaS products and services, they may elect not to continue their SaaS subscription. Renewal rates in the future may differ from historical trends such that we may not be able to accurately predict customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our services and their ability to continue their operations and spending levels. If we experience a decline in the renewal rates for our customers or they opt for lower-priced editions of our offerings or fewer subscriptions, our operating results may be adversely impacted.

There is a risk that we could find it difficult or costly to support both traditional software installed by customers and software delivered as a service. To the extent that our SaaS offerings are defective or there are disruptions to our services, demand for our SaaS offerings could diminish, and we could be subject to substantial liability.

Interruptions or delays in service from our third-party service delivery hosts could impair the delivery of our services and harm our business. If we or our third-party service delivery hosts experience security breaches and unauthorized access is obtained to a customer’s data or our data, our services may be perceived as not being secure, customers may curtail or stop using our services, and we may incur significant legal and financial exposure and liabilities.

Our success with our SaaS solutions depends on organizations and customers perceiving technological and operational benefits and cost savings associated with the increasing adoption of virtual infrastructure solutions in lieu of on-premises data centers. Concerns about security, privacy, availability, data integrity, retention and ownership may negatively impact the rate of adoption of these solutions. SaaS software solutions can be complex, and the deployment of our secure file transfer solutions in the desired manner may require additional professional services and implementation services for which we may not have the ability to provide at an appropriate margin. Our SaaS products are dependent upon third-party hardware, software and hosting vendors, all of which must interoperate for end users to achieve their computing goals. We expect other companies to enter this market and to introduce their own initiatives that may compete with, or not be compatible with, our cloud solutions.

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If any of these events were to occur, our business, results of operations and financial condition could be adversely affected.

We rely on third parties to provide us with a number of operational services, including hosting and delivery of our SaaS products, certain of our customer support services, and other operations. Any interruption or delay in service from these third parties, breaches of security or privacy, or failures in data collection could expose us to liability, harm our reputation and adversely impact our financial performance.

We rely on hosted computer services from third parties for certain services that we provide our customers. As we gather customer data and host certain customer data in third-party facilities, a security breach could compromise the integrity or availability or result in the theft of customer data. In addition, our operations could be negatively affected in the event of a security breach, and we could be subject to the loss or theft of confidential or proprietary information.

Unauthorized access to this data may be obtained through break-ins, breach of our secure network by an unauthorized party, employee theft or misuse, or other misconduct. We rely on a number of third-party suppliers in the operation of our business for the provisioning of various services and materials that we use in the production of our products. Although we seek to diversify our third-party suppliers, we may from time to time rely on a single or limited number of suppliers, or upon suppliers in a single country, for these services or materials. The inability of such third parties to satisfy our requirements could disrupt our business operations or make it more difficult for us to implement our business strategy. If any of these situations were to occur, our reputation could be harmed, we could be subject to third-party liability, including under data protection and privacy laws in certain jurisdictions, and our financial performance could be negatively impacted.

If we are unable to generate significant volumes of sales leads from our various marketing and demand generation efforts then our revenue may not grow as expected or may decline.

We generate leads through various marketing activities such as targeted email campaigns, attending networking-based trade shows, purchasing information and services from third-party experts in generating leads, and hosting webinars on enterprise IT management issues. Our marketing efforts may be unsuccessful, resulting in fewer sales leads. If we fail to generate a sufficient volume of leads from these activities and/or such sales leads do not result in actual sales, our revenue may not grow as expected or could decrease and our operating results could suffer.

Some of our sales leads are generated through visits to our websites by potential end-users interested in purchasing or downloading evaluations of our products. Many of these potential end-users find our websites by searching for secure file transfer products through Internet search engines, such as Google. A critical factor in attracting potential customers to our websites is how prominently our websites are displayed in response to search inquiries. If we are listed less prominently or fail to appear in search result listings for any reason, visits to our websites by customers and potential customers could decline significantly. We may not be able to replace this traffic, and, if we attempt to replace this traffic, we may be required to increase our sales and marketing expenses, which may not be offset by additional revenue and could adversely affect our operating results.

We rely heavily on third-party service providers to help us identify sales leads. If those service providers become unavailable to us, or if the cost of their services become more costly than we could afford to pay, our ability to generate a sufficient volume of sales leads could be compromised, and our ability to sustain or increase our revenue could be adversely affected.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales and revenue are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

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Our results of operations may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of our sales cycle, and the short-term difficulty in adjusting our operating expenses. Our results of operations depend in part on sales to large organizations. The length of our sales cycle, from proof of concept to delivery of and payment for our products, is typically three to nine months but can be more than a year. If our competitors offer or develop products that our prospective customers may want to compare to our products, that situation could cause our average sales cycle to become longer. Because the length of time required to close a sale varies substantially from customer to customer, it is difficult to accurately predict when, or even if, we will make a sale to a potential customer. As a result, large individual sales have, in some cases, occurred in periods subsequent to those periods in which we anticipated they would occur or have not occurred at all. The loss or delay of one or more large transactions in a period could impact our results of operations for that period and any future periods for which revenue from that transaction is delayed. As a result of these factors, it is difficult for us to forecast accurately our revenue for any particular period in the future. Because a substantial portion of our expenses are relatively fixed in the short term, our results of operations will suffer if our revenue falls below expectations in a particular period, which could cause the price of our common stock to decline.

We may acquire new products, capabilities or entire business enterprises in the future that could give rise to risks and challenges that could adversely affect our future financial results.

Acquisitions of new products, capabilities or entire business enterprises involve a number of risks and challenges, including:

•	Complexity, time, and costs associated with integration of the acquired business operations, workforce, products, and technologies into our existing business, sales force, employee base, product lines, marketing and technology which ultimately may not be successful.
•	Diversion of management time and attention from our existing business and other business opportunities throughout the integration.
•	Potential loss or termination of employees, including costs associated with the termination or replacement of those employees.
•	Assumption of debt or other liabilities of the acquired business, including any future litigation related to alleged liabilities of the acquired business.
•	The incurrence of additional acquisition-related debt as well as increased expenses and working capital requirements.
•	Potential dilution of earnings per share.
•	Increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
•	Potentially substantial accounting charges for restructuring and related expenses, write-off of in-process research and development, impairment of goodwill, amortization of intangible assets, and share-based compensation expense.

The ongoing integration of any acquired products, capabilities or entire business enterprises involves continually determining and leveraging the actual market synergies, sustaining and even extending the business performance of the acquired entity, implementing our technology systems in the acquired operations, and integrating and managing the personnel related to the acquired products and/or operations. We also must continue to effectively integrate the different cultures of acquired business organizations into our own culture in a way that aligns various interests.

Any of the foregoing, and other factors, could harm our ability to achieve anticipated levels of financial performance or to realize other anticipated benefits of an acquisition. In addition, because acquisitions of technology-based products and companies are inherently risky, no assurance can be given that our previous, current, or future acquisitions will be successful and will not adversely affect our business, operating results, or financial condition.

Our ability to sell our products is highly dependent on the quality of our support and services offerings. Our failure to offer high-quality support and services could have a material and adverse effect on our business and results of operations.

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Once our products are deployed for use by our end customers, our end customers may depend on our support organization and our channel partners to resolve issues relating to our products. High-quality support is critical for the successful marketing and sale of our products. If we or our channel partners do not assist our end customers in deploying our products effectively, succeed in helping our customers resolve post-deployment issues quickly, or provide ongoing support, it could adversely affect our ability to sell our products to existing end customers and could harm our reputation with other potential end customers. As we expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. Our failure or the failure of our channel partners to maintain high-quality support and services could have a material and adverse effect on our business and operating results.

If we fail to manage our sales and distribution channels effectively, our operating results could be adversely affected.

We sell our software products both directly to end-users and through a network of distributors and resellers that we collectively refer to as the channel as well as through marketplaces such as Amazon Web Services and Microsoft Azure. Sales through these different methods involve distinct risks. Risks associated with direct sales include:

•	Challenges in scaling the size of the direct sales team to levels required for revenue growth.
•	Difficulty in hiring, retaining, and motivating our direct sales force.
•	Substantial amounts of training for sales representatives to become productive, including regular updates to cover new and revised products.
•	Leads obtained from paid advertising (for example, Google ads) impacting direct sales should the marketing and advertising effectiveness decline due to non-attributable declines in leads, unforeseen search engine algorithm changes, or other occurrences that may adversely impact the lead generation aspects of the direct sales cycle. Increased competition may materially impact the costs associated with such marketing and advertising.

From time-to-time, we make significant changes in the organizational structure and compensation plans of our sales organization, which may increase the risk of sales personnel turnover. To the extent that we experience turnover within our direct sales force or sales management, there is a risk that the productivity of our sales force would be negatively impacted which could lead to revenue declines. Turnover within our sales force can cause disruption in sales cycles leading to delay or loss of business. It can take time to implement new sales management plans and to effectively recruit and train new sales representatives. We review and modify our compensation plans for the sales organization periodically. Changes to our sales compensation plans could make it difficult for us to attract and retain top sales talent.

Sales through third-party distributors and resellers involve a number of risks, including:

•	Our lack of control over the timing of delivery of our products to end-users.
•	Our resellers and distributors currently not being subject to minimum sales requirements or any obligation to market our products to their customers.
•	Our reseller and distributor agreements generally being nonexclusive and terminable at any time without cause.
•	Our resellers and distributors frequently marketing and distributing competing products and, from time to time, placing greater emphasis on the sale of these products due to pricing, promotions, and other terms offered by our competitors.

For the first nine months of 2018 and the years 2017 and 2016, approximately 36%, 35% and 37%, respectively, of our revenue was derived from indirect channel sales through distributors and resellers. We expect that a significant portion of our revenue will continue to be derived from indirect channel sales in the future. Our ability to effectively distribute our products through those channels depends in part upon the financial and business condition of our distributor and reseller network. Computer software distributors and resellers typically are not highly capitalized, have previously experienced difficulties during times of economic contraction, and have experienced difficulties during the past several years. If our distributors and resellers were not be able to sustain their business at a level necessary to sell our products or provide customer support services, our business and revenue could be negatively impacted.

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We rely upon major distributors and resellers in both the U.S. and international regions. Our largest distributor accounted for approximately 13% of our total revenues during the first nine months of 2018 and approximately 14% for the years 2017 and 2016. Although we believe that we are not substantially dependent on this distributor, if it were to experience a significant disruption with its business or if our relationship with it were to significantly deteriorate, it is possible that our ability to sell to end users would be, at least temporarily, negatively impacted. This could, in turn, negatively impact our financial results.

Over time, we have modified and will continue to modify aspects of our relationship with our distributors and resellers, such as their incentive programs, pricing to them and our distribution model, to motivate and reward them for aligning their businesses with our strategy and business objectives. Changes in these relationships and underlying programs could negatively impact their business and/or harm our business. In addition, the loss of or a significant reduction in business with those distributors or resellers or the failure to achieve anticipated levels of sell-through with any one of our major international distributors or large resellers could harm our business. In particular, if one or more of such distributors or resellers were unable to meet their obligations with respect to our accounts receivable from them, we could be forced to write off such accounts receivables and may be required to delay the recognition of revenue on future sales to these customers. These events could have a material adverse effect on our financial results.

Revenue from our Mail Express, Wide Area File Services, CuteFTP and TappIn product lines will likely decline in the future and become a smaller part of our total revenue.

Revenue from our products and services other than our EFT solution was $917,000, $1.6 million and $2.2 million in the first nine months of 2018 and during the years 2017 and 2016, respectively, and accounted for approximately 3.6%, 4.6% and 6.9% of our total revenue in the first nine months of 2018 and the years 2017 and 2016, respectively. As we increase our focus and emphasis on our EFT platform products, our revenue from these products will likely continue to decline. We incur costs and expenses supporting these products for our customers who are currently using them. If revenue from these products continues to decline, we may begin to incur losses from these products. The potential for such losses may cause us to decide to sell or discontinue one or more of these product lines. If we cannot effectively reduce our costs to support these products, or if see decide to sell one or more of these product lines but cannot find a buyer for them, we may begin incurring losses on these products that could materially affect our results of operations and financial condition.

We may engage third parties to develop products on our behalf. These engagements may involve reliance on resources owned and managed by those third parties over which we have no direct control.

In addition to research and development of new products by our employees, we engage third parties from time-to-time to conceive, design and develop products on our behalf. Arrangements of this type involve high levels of risk as a result of inherent uncertainties about the timely delivery and ultimate viability of those products due to the reliance we must place on third parties to plan, perform and successfully complete work for us. These are processes for which we could have notably less direct control than if we performed the work ourselves. These arrangements involve our reliance on the ongoing financial viability of the enterprise performing the work. This risk is challenging to manage because we do not always have clear visibility as to the overall condition of the third-party enterprise. These risks could result in the product not being successfully completed within the expected timeframe, or at all. If actual results from these types of endeavors that we may undertake in the future differ materially from original and ongoing expectations, our business, operating results and financial position could be harmed.

Our ability to develop our software will be seriously impaired if we are not able to use our foreign subcontractors.

We rely on foreign subcontractors to help us develop some aspects of some of our software. If these programmers decided to stop working for us, or if we were unable to continue using them because of political or economic instability, we would have difficulty finding comparably skilled developers in a timely manner. In addition, we would likely have to pay considerably more for the same work, especially if we used U.S. personnel. If we could not replace the contract programmers, it could take us longer to develop certain products and product upgrades and at a higher cost.

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Seasonality may cause fluctuations in our revenue.

We believe there could be notable seasonal factors in the future that may cause us to record higher revenue in some quarters compared with others. We believe this variability is possible largely due to our customers’ budgetary and spending patterns, as many customers spend the unused portions of their discretionary budgets prior to the end of their fiscal years. For example, we have historically recorded our highest level of revenue in our fourth quarter, which we believe corresponds to the fourth quarter of a majority of our customers. If our rate of growth slows over time, seasonal or cyclical variations in our operations may become more pronounced, and our business, results of operations and financial position may be adversely affected.

Reliance on delivery of our products near or at the end of each quarter could cause our revenue for the applicable period to fall below expected levels.

As a result of customer buying patterns and the efforts of our sales force and channel partners to meet or exceed their sales objectives, we have historically received a substantial portion of orders from our customers and generated a substantial portion of revenue during the last few weeks of each period. A significant interruption in our IT systems, which manage critical functions such as order processing, trade compliance reviews, delivery of our products, billings, collections, revenue recognition, and financial reporting, among others, could result in delayed order fulfillment and decreased revenue for that period. If expected revenue at the end of any period is delayed for any reason, including the failure of anticipated purchase orders to materialize, our logistics or channel partners’ inability to deliver products prior to period-end to fulfill purchase orders received near the end of the period, our inability to release new products on schedule, any failure of our systems related to order review and processing, or any delays in product delivery based on trade compliance requirements, our revenue for that period could fall below our expectations and the estimates of market analysts, if any, which could adversely impact our business and results of operations and cause a decline in the trading price of our common stock.

Fluctuations in professional services revenue may be greater than experienced in previous reporting periods and have a disproportionate impact on our financial results. For example, increased professional services sales, especially to the government, may result in lower earnings as a percentage of revenue.

Our solution portfolio includes software licenses, subscription services, M&S, and professional services. Because they are relatively labor intensive, professional services typically have substantially lower margins than software license sales, M&S and subscription services. Professional services were approximately 6%, 6% and 8% of our total revenue in the first nine months of 2018 and the years 2017 and 2016, respectively. However, this percentage can fluctuate significantly from period to period depending on the needs of our customers.

Depending on our mix of software licenses, subscription, M&S, and professional services revenue in a given reporting period, our earnings as a percentage of revenue may fluctuate from historical norms. For example, if we were to derive a relatively large (compared to historical norms) component of our revenue from professional services in a reporting period, earnings as a percentage of revenue may decline in that period due to lower margin contribution from those labor-intensive services as compared to software license, subscription, and M&S revenue.

We may not be able to compete effectively with larger, better-positioned companies, resulting in lower margins and loss of market share.

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We operate in intensely competitive markets that experience rapid technological developments, market consolidation, changes in industry standards, changes in customer requirements, and frequent new product introductions and product improvements by existing and new competitors. If we are unable to anticipate or react to these competitive challenges or if existing or new competitors take or gain additional market share in any of our markets, our competitive position could weaken, and we could experience a decrease in revenues that could adversely affect our business and operating results. To compete successfully, we must maintain a successful research and development effort to create new products and services and enhance existing products and services, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitor strategies as such strategies become apparent, and effectively adapt to technological changes and changes in the ways that our information is accessed, used, and stored within our enterprise and consumer markets. If we are unsuccessful in responding to our competitors or to changing technological and customer demands, we could experience a negative effect on our competitive position and our financial results.

We compete with a variety of companies that have significantly greater revenues and financial resources, more partners, resellers and distribution channels than we have, and greater quantities of personnel and technical resources. For example, our EFT solution suite competes with products from IBM Sterling, Ipswitch, Axway and several other vendors. Our WAFS product competes with Riverbed Technology, Panzura, and Peer Sync. Large companies may be able to develop new technologies, across multiple solution spaces, and on more operating systems, more quickly than we can, to offer a broader array of products, and to respond more quickly to new opportunities, industry standards or customer requirements.

Additional competitors may enter the market and also may have significantly greater capabilities and resources than we do. Some existing competitors also may be able to adopt more aggressive pricing strategies. For example, Ipswitch provides an older version of its consumer file transfer protocol program for free for non-commercial use, and Microsoft includes file transfer protocol functionality in its Internet browser, which it also distributes for free. Increased competition may result in lower operating margins and loss of market share.

As we attempt to expand our business, our operating expenses may increase, and we may incur losses.

We intend to expand our business, specifically with regard to new on-premise license sales and SaaS delivery of our products, with increased focus on SaaS delivery. To do so, we plan to increase our research and development expenditures to accelerate our introduction of new features, functions and capabilities for our products to the marketplace. We intend to enhance the presence and visibility of those products by increasing our sales and marketing expenditures to expand our sales force, particularly through a broader reseller program involving more third parties, and by implementing new sales lead generation and marketing initiatives.

These expanded research and development and sales and marketing activities may result in an increase in our operating expenses. If we do not successfully develop new features, functions and capabilities for our products in a manner that increases license sales of our products, and if our enhanced sales and marketing activities, including expansion of our third-party reseller programs, are not successful, our revenue may not increase. In that event, our net income could decline, or we may incur losses.

As we develop new products or new features, functions and capabilities for existing products, we capitalize certain of our costs related to those activities and defer the expense arising from those activities to future periods.

In accordance with GAAP, we capitalize certain of our costs related to the development of new products or new features, functions and capabilities for existing products. We present these capitalized costs as an asset on our balance sheet. We amortize these costs to expense in future periods after these work products are completed and released for sale so as to match these expenses the associated revenue we earn in the future. If we were to deem these capitalized costs not to be realizable through future revenue and accordingly had to reduce the carrying value of these assets, possibly to zero, we could incur significant expenses earlier than anticipated.

Our products are complex and operate in a wide variety of computer configurations, which could result in errors or product failures.

Addressing MFT both on-premise licenses and SaaS models typically requires very complex products. Undetected errors, failures, or bugs may occur, especially when products are first introduced or when new versions are released. Our products are often installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures, or bugs in our products. Our customers’ computing environments also are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. In addition, despite testing by us and others, errors, failures, or bugs may not be found in new products or releases until after commencement of commercial shipments. In the past, we have discovered software errors, failures, and bugs in certain of our product offerings after their introduction and have experienced delayed or lost revenues during the time required to correct these errors.

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Errors, failures, or bugs in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers or others. Many of our end-user customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other, less critical, software products. In addition, if an actual or perceived breach of information integrity or availability occurs in one of our end-user customer’s systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays, or cessation of our product licensing, which could cause us to lose existing or potential customers and could adversely affect our operating results.

Our business is subject to the risks of warranty claims, product returns, product liability and product defects.

Real or perceived errors, failures or defects in our products could result in claims by customers for losses that they sustain. If customers make these types of claims, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. Liability provisions in our standard terms and conditions of sale, and those of our resellers and distributors, may not be enforceable under some circumstances or may not fully or effectively protect us from customer claims and related liabilities and costs, including indemnification obligations under our agreements with resellers and distributors. The sale and support of our products also entail the risk of product liability claims. We maintain insurance to protect against certain types of claims associated with the use of our products, but our insurance coverage may not adequately cover any such claims. Even claims that ultimately are unsuccessful could result in expenditures of funds in connection with litigation and divert management’s time and other resources.

Turmoil and uncertainty in U.S. and international economic markets could adversely affect our business and operating results.

Demand for our products depends in large part upon the level of capital and maintenance expenditures by many of our customers. Economic downturns could have an adverse effect on spending on information technology projects since in such environments, prospects and customers may reduce, sometimes greatly, their discretionary spending to focus on preserving mandatory spending budgets.

These adverse impacts to customer spending may be directly, and adversely, reflected in our future business and operating results because we believe a substantial part of their MFT spending budget is considered discretionary by our prospects and customers. The perception of MFT solutions spending as discretionary is further reinforced by the existence of low cost, or even free, products that deliver some subset of the capabilities found in our solutions. In the event of an economic downturn, some customers may decide to defer spending for our solutions or may elect to obtain low cost or free “good enough” products as an interim measure. The potential adverse impacts of such decisions may persist for an extended period of time, even well into a period of economic recovery, given that many prospects will not change their IT infrastructure for a considerable period of time after that infrastructure has been installed and is operating adequately.

Adverse financial results from another economic downturn and uncertainty could include flat, or even decreasing, sales, lower gross and net margins, and impairment of current or future goodwill and long-lived assets. In addition, some of our customers could delay paying their obligations to us. Potentially reduced sales and margins and customer payment problems could limit our ability to fund research and development, marketing, sales, and other activities necessary to sustain and expand our market position.

In past economic downturns, we have sometimes experienced a decrease in our stock price. If investors have concerns that our business, financial condition and results of operations will be negatively impacted by another economic downturn, our stock price could decrease again.

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Regardless of economic conditions, fluctuations in demand for our products and services are driven by many factors and a decrease in demand for our products could adversely affect our financial results.

We are subject to fluctuations in demand for our products and services due to a variety of factors, including competition, product obsolescence, technological change, budget constraints of our actual and potential customers, awareness of security threats to IT systems, and other factors. While such factors may, in some periods, increase product sales, fluctuations in demand can also negatively impact our product sales. If demand for our products declines, our revenues, as well as our gross and net margins, could be adversely affected.

Sales to the U.S. Government make up a portion of our business, and changes in government defense spending could have consequences on our financial position, results of operations and business.

Our revenues from the U.S. Government largely result from contracts awarded to us under various U.S. Government programs, primarily defense-related programs with the Department of Defense (“DoD”). The funding of our programs is subject to the overall U.S. Government foreign policy, budget and appropriation decisions, and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions, and are beyond our control. Projected defense spending budgets are uncertain and difficult to predict.

Significant changes in defense spending could have long-term consequences for our size and structure. Changes in government priorities and requirements could impact the funding, or the timing of funding, of our programs which could negatively impact our results of operations and financial condition. Government contracts typically have long sales cycles such that closure of such contracts is difficult to predict.

U.S. Government contracts generally also permit the government to terminate the contract, in whole or in part, without prior notice, at the government’s convenience or for default based on performance. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor.

Because we are a DoD contractor, certain of our items and/or transactions may be subject to the International Traffic in Arms Regulations (“ITAR”) if our software or services are specifically designed or modified for defense purposes. Companies engaged in manufacturing or exporting ITAR-controlled goods and services (even if these companies do not export such items) are required to register with the U.S. State Department. Failure to comply with these requirements could result in fines and sanctions which could negatively impact our results of operations and financial condition.

If we lose key personnel, we may not be able to execute our business plan.

Our future success depends on the continued services of our employees. If employees leave, it can be difficult to replace them because of the intense competition in the marketplace for people with the skillsets we need to operate our business. New employees may not be productive for weeks or months as they learn about our solutions, our personnel and the administrative practices within our company.

It may be difficult for us to recruit and retain software developers and other technical and management personnel because we are a relatively small company.

We compete intensely with other software development and distribution companies domestically and internationally as well as information technology departments supporting larger businesses all of whom strive to recruit and hire employees from a limited pool of qualified personnel. Some qualified candidates prefer to work for larger, better known companies or in another geographic area. In order to attract and retain personnel in a competitive marketplace, we believe that we must provide a competitive compensation package, including cash, equity-based compensation, and other employee benefits including medical insurance and healthcare plans. The volatility in our stock price may from time to time adversely affect our ability to recruit or retain employees. In addition, we may be unable to obtain required stockholder approvals of future increases in the number of shares available for issuance under our equity compensation plans. Also, accounting rules require us to treat the issuance of employee stock options and other forms of equity-based compensation as compensation expense. As a result, we may decide to issue fewer equity-based incentives and may be impaired in our efforts to attract and retain necessary personnel. If we are unable to hire and retain qualified employees, or conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our business and operating results could be adversely affected.

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Key personnel have left our company in the past. There likely will be additional departures of key personnel from time to time in the future. The loss of any key employee could result in significant disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives, the effectiveness of our disclosure controls and procedures and our internal control over financial reporting, and the results of our operations. Hiring, training, and successfully integrating replacement sales, engineering, and other personnel could be time consuming, may cause additional disruptions to our operations, and may be unsuccessful, which could negatively impact future revenues.

Our operations potentially are vulnerable to security breaches that could harm the quality of our products and services or disrupt our ability to deliver our products and services.

Information security is a dynamic discipline that historically has faced threats that develop and emerge in ways that are sometimes unpredictable. Third parties may breach our systems and information security and damage our products and services or misappropriate confidential customer information. This might cause us to lose customers, or even cause customers to make claims against us for damages. We may be required to expend significant resources to protect against potential or actual security breaches and/or to address problems caused by such breaches.

Improper disclosure of personal data could result in liability and harm our reputation.

While we have derived the majority of our historical revenues from on-premises delivery of our products, we now also offer our products on third-party, hosted platforms. As we continue to execute our strategy of increasing the number and scale of our cloud-based offerings, we may store and process increasingly large amounts of personally identifiable information of our customers. At the same time, the continued occurrence of high-profile data breaches provides evidence of an external environment increasingly hostile to information security. This environment demands that we continuously improve our design and coordination of security controls. It is possible our security controls over personal data, our training of employees and vendors on data security, and other practices we follow may not prevent the improper disclosure of personally identifiable information. Improper disclosure of this information could harm our reputation, lead to legal exposure to customers, or subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. We believe consumers using our subscription services increasingly will want efficient, centralized methods of choosing their privacy preferences and controlling their data. Perceptions that our products or services do not adequately protect the privacy of personal information could inhibit sales of our products or services and could constrain consumer and business adoption of cloud-based solutions.

Breaches of our cybersecurity systems could degrade our ability to conduct our business operations and deliver products and services to our customers, delay our ability to recognize revenue, compromise the integrity of our software products, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.

We increasingly depend upon our IT systems to conduct virtually all of our business operations, ranging from our internal operations and product development activities to our marketing and sales efforts and communications with our customers and business partners. Cyber threats may attempt to penetrate our network security, or that of our website, and misappropriate our proprietary information or cause interruptions of our service. Because the techniques used by such attackers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system. We have also outsourced a number of our business functions to third-party contractors. Therefore, our business operations also depend, in part, on the success of our contractors’ own cybersecurity measures. Similarly, we rely upon distributors, resellers, system vendors and systems integrators to sell our products and our sales operations depend, in part, on the reliability of their cybersecurity measures. Additionally, we depend upon our employees to appropriately handle confidential data and deploy our IT resources in a safe and secure fashion that does not expose our network systems to security breaches and the loss of data. Accordingly, if our cybersecurity systems and those of our contractors fail to protect against unauthorized access, sophisticated cyber-attacks and the mishandling of data by our employees and contractors, our ability to conduct our business effectively could be damaged in a number of ways, including:

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•	Sensitive data regarding our business, including intellectual property and other proprietary data, could be stolen.
•	Our electronic communications systems, including email and other methods, could be disrupted, and our ability to conduct our business operations could be seriously damaged until such systems can be restored.
•	Our ability to process customer orders and electronically deliver products and services could be degraded, and our distribution channels could be disrupted, resulting in delays in revenue recognition.
•	Defects and security vulnerabilities could be introduced into our software products, thereby damaging the reputation and perceived reliability and security of our products and potentially making the data systems of our customers vulnerable to further data loss and cyber incidents.
•	Personally identifiable data of our customers, employees and business partners could be lost.

Should any of the above events occur, we could be subject to significant claims for liability from our customers or from regulatory actions of governmental agencies, our ability to protect our intellectual property rights could be compromised and our reputation and competitive position could be significantly harmed. Also, the regulatory and contractual actions, litigations, investigations, fines, penalties and liabilities relating to data breaches that result in losses of personally identifiable or credit card information of users of our services could be significant in terms of fines and reputational impact and necessitate changes to our business operations that may be disruptive to us. Additionally, we could incur significant costs in order to upgrade our cybersecurity systems and remediate damages. Consequently, our financial performance and results of operations could be adversely affected.

Certain components of the software code comprising some of our products are licensed from third parties making us dependent upon those licenses remaining in place for those products to operate in their current form.

Certain key components of the software code comprising certain of our products are licensed from unrelated third parties. These licenses are not perpetual and, as such, with advance notice as provided in the license agreements, these third parties could terminate these licenses. Even with advance notice, termination of these licenses could create a severe hardship for us due to the need to locate substitute software code from other third parties or create alternative software code ourselves in order for our products to continue to operate in the manner designed or for us to keep pace with customer requirements, including our obligations under maintenance and support agreements. There is no assurance we could achieve either of those alternative solutions in a timely and effective manner that would not disrupt our ability to continue selling and supporting those products, or without the consumption of significant company resources in the form of time spent by our personnel creating alternative solutions or cash paid to third parties to assist us. Such a situation could delay the completion and introduction to the marketplace of other products we are developing to remain competitive due to the diversion of the attention of certain of our key personnel away from that work. If any of these events occur, our future business and financial results could be adversely affected.

We utilize “open source” software in some of our products.

The open source software community develops software technology for free use by anyone. We incorporate a limited amount of open source code software into our products. We may use more open source code software in the future.

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Our use, in some instances, of open source code software may impose limitations on our ability to commercialize our solutions and may subject us to possible intellectual property litigation. Open source code may impose limitations on our ability to commercialize our products because, among other reasons, open source license terms may be ambiguous and may result in unanticipated obligations regarding our solution, and open source software cannot be protected under trade secret law. In addition, it may be difficult for us to accurately determine the identities of the developers of the open source code and whether the acquired software infringes third-party intellectual property rights. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. From time to time, companies that incorporate open source software into their products have been subject to such claims.

Claims of infringement or misappropriation against us could be costly for us to defend and could require us to re-engineer our solution or to seek to obtain licenses from third parties in order to continue offering our solution. We also might need to discontinue the sale of our solution in the event re-engineering could not be accomplished on a timely or cost-effective basis. If any such claim, attempted remediation, or solution discontinuance occur, our business and operating results could be harmed.

Our products may expose customers to invasion of privacy, causing customer dissatisfaction or possible claims against us for damages.

Our products and solutions are intended to facilitate data and information transfer and sharing, sometimes by providing outsiders access to a customer’s computer. Such access potentially may make the customer vulnerable to security breaches, which could result in the loss of the customer’s privacy or property. Invasions of privacy or other customer harm occurring in an environment where our solutions are operating could result in customer dissatisfaction and possible claims against us for any resulting damages.

We are subject to governmental export and import controls, and sanctions laws that could subject us to liability or impair our ability to compete in international markets.

All products that are exported, re-exported or that are worked on by foreign nationals are subject to export controls. Such controls include prohibitions on end uses, end users and exports to certain sanctioned countries. In addition, incorporation of encryption technology into our products increases the level of U.S. export controls. We are subject to these requirements as certain of our products include the ability for the end user to encrypt data. Therefore, our products may be exported outside the United States or revealed to foreign nationals only by complying with the required level of export controls/restrictions. Restrictions applicable to our products may include a requirement to have a license to export the technology, a requirement to have software licenses approved before export is allowed, and outright bans on the licensing of certain encryption technology to particular end users or to all end users in a particular country. In addition, various countries regulate the import and re-export of certain technology and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries or that make it a violation for us to comply with U.S. sanctions requirements.

There can be no assurance that we will be successful in obtaining or maintaining the licenses and other authorizations required to export our products from applicable government authorities. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, changes in the list of countries to which we cannot export, or changes in persons or technologies targeted by such regulations could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries, companies or individuals altogether. Any change in export, import or sanctions regulations or related legislation, a shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations.

Export and sanctions laws and regulations can be extremely complex in their application. If we are found not to have complied with applicable export control or sanctions laws, we may be sanctioned, fined or penalized by, among other things, having our ability to obtain export licenses curtailed or eliminated, possibly for an extended period of time. Our failure to receive or maintain any required export licenses or authorizations or our being penalized for failure to comply with applicable export control or sanctions laws would hinder our ability to sell our products, could result in financial penalties, and could materially adversely affect our business, financial condition, and results of operations. Any failure on our part or the part of our distributors to comply with encryption or other applicable export control or sanctions requirements could harm our business and operating results.

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Import and export regulations of encryption/decryption technology vary from country to country. We may be subject to different statutory or regulatory controls, including licensing requirements, in different foreign jurisdictions, and as such, importation or re-exportation of our technology may not be permitted in these foreign jurisdictions. Violations of foreign regulations or regulation of international transactions could prevent us from being able to sell our products in international markets. Our success depends in large part on our having access to international markets. A violation of foreign regulations could limit our access to such markets and have a negative effect on our results of operations.

As our international sales grow, we could become increasingly subject to additional risks that could harm our business.

We conduct significant sales and customer support in countries outside of the United States. Approximately 29%, 25% and 23% of our sales were to purchasers outside the United States in the first nine months of 2018 and the years 2017 and 2016, respectively. If our sales outside the United States increase, we may be required to further expand our international operations. To successfully expand international sales, we must establish additional foreign operations, hire additional personnel, including regulatory compliance professionals, and recruit additional international resellers. We may also incur additional expense translating our applications into additional languages. In addition, there is significant competition for entry into high growth markets. Our international operations are subject to a variety of risks, which could cause fluctuations in the results of our international operations. These risks include:

•	Compliance with foreign regulatory and market requirements.
•	Variability of foreign economic, political and labor conditions.
•	Changing restrictions imposed by regulatory requirements, tariffs or other trade barriers or by U.S. export laws.
•	Potential increase in expenses to comply with international data protection laws.
•	The imposition by the United States government of sanctions on countries, individuals or business entities.
•	Longer accounts receivable payment cycles.
•	Potentially adverse tax consequences.
•	Difficulties in protecting intellectual property.
•	Burdens of complying with a wide variety of foreign laws.
•	Difficulty transferring funds to the U.S. in a tax efficient manner from non-U.S. jurisdictions in which the cash flow originates.

We are subject to risks associated with compliance with laws and regulations globally which may harm our business.

We are a global company subject to varied and complex laws, regulations and customs domestically and internationally. These laws and regulations relate to a number of aspects of our business, including trade protection, import and export control, sanctions laws, data and transaction processing security, payment card industry data security standards, records management, user-generated content hosted on websites we operate, corporate governance, employee and third-party complaints, gift policies, conflicts of interest, employment and labor relations laws, securities regulations and other regulatory requirements affecting trade and investment. The application of these laws and regulations to our business is often unclear and may at times conflict. Compliance with these laws and regulations may involve significant costs or require changes in our business practices that result in reduced revenue and profitability. Non-compliance could also result in fines, damages, or criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business, and damage to our reputation. We incur additional legal compliance costs associated with our global operations and could become subject to legal penalties if we fail to comply with local laws and regulations in U.S. jurisdictions or in foreign countries, which laws and regulations may be substantially different from those in the U.S.

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In many foreign countries, particularly in those with developing economies, it is common to engage in business practices that are prohibited by U.S. regulations applicable to us, including the Foreign Corrupt Practices Act. Although we implement policies and procedures designed to ensure compliance with these laws, there can be no assurance that all of our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, including those based in or from countries where practices that violate such U.S. laws may be customary, will not take actions in violation of our internal policies. Any such violation, even if prohibited by our internal policies, could have an adverse effect on our business.

Our interaction with foreign parties can also increase our costs with respect to compliance. For example, the EU has recently adopted a comprehensive overhaul of its data protection regime from the current national legislative approach to a single European Economic Area Privacy Regulation, the GDPR, which came into effect in May 2018. The EU data protection regime extends the scope of the EU data protection law to all foreign companies processing data of EU residents. It imposes a strict data protection compliance regime with severe penalties of up to the greater of 4% of worldwide turnover and €20 million and includes new rights such as the “portability” of personal data. Although the GDPR will apply across the EU without a need for local implementing legislation, as has been the case under the current data protection regime, local data protection authorities (“DPAs”) will still have the ability to interpret the GDPR, which has the potential to create inconsistencies on a country-by-country basis. Since we act as a data processor for our SaaS customers, we are taking steps to cause our processes to be compliant with applicable portions of the GDPR, but we cannot assure you that such steps will be effective. We have adopted policies to comply with the GDPR, but ongoing implementation and maintenance of compliance regimes could require changes to certain of our business practices, thereby increasing our costs.

Failure to comply with existing or future privacy and data use and security laws, regulations, and requirements to which we are subject or could become subject, including by reason of inadvertent disclosure of confidential information, could result in fines, sanctions, penalties or other adverse consequences and loss of consumer confidence, which could materially adversely affect our results of operations, overall business and reputation especially since we market our products as a means by which compliance can be achieved.

Failure to maintain proper and effective internal controls has affected, and could in the future affect, our ability to produce accurate financial statements which has resulted, and could in the future result, in the restatement of our consolidated financial statements, and such failure to maintain proper and effective internal controls could adversely affect our operating results, our ability to operate our business, and our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management has determined that our internal control over financial reporting was not effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with GAAP as of December 31, 2017 and September 30, 2018.

Failure to establish and maintain appropriate internal financial reporting controls and procedures has caused us to fail to meet our reporting obligations, resulted in the restatement of our financial statements, harmed our operating results, subjected us to regulatory scrutiny and investigation, potentially caused investors to lose confidence in our reported financial information, and had a negative effect on the market price for shares of our common stock. Failure to remediate our material weaknesses and control deficiencies with respect to our internal control over financial reporting could result in similar consequences in the future.

There are inherent limitations in all control systems, and misstatements due to error or fraud have occurred and may occur again in the future and not be detected.

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The ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 require us to identify material weaknesses in internal control over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with GAAP. Our management, including our principal executive officer and principal financial officer, does not expect that our internal controls and disclosure controls, even once all material weaknesses and control deficiencies are remediated, will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving our stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur again in the future and not be detected.

In addition, discovery and disclosure of a material weakness, such as those material weaknesses we have previously discovered and disclosed, by definition, could have a material adverse impact on our financial statements. Such an occurrence could discourage certain customers or suppliers from doing business with us and affect how our stock trades. This could, in turn, negatively affect our ability to access public debt or equity markets for capital.

The amount of income taxes we compute as payable on our income tax returns filed with the Internal Revenue Service and certain states could be challenged by those taxing authorities resulting in us paying more taxes than anticipated.

We file income tax returns with the Internal Revenue Service and taxing authorities in certain states. We prepare and file those returns based on our interpretations of the relevant tax code as to revenue to be reported and deductions and credits allowed. We use third-party experts to assist us in preparing our tax returns and computing our tax liabilities to help us ensure we pay the proper amount of tax due. Our tax returns are subject to examination by taxing authorities that could interpret the tax code in a different manner from us and conclude we are obligated to pay more taxes than we originally computed and paid. While we would defend the position taken on our tax returns as filed, a challenge from a taxing authority can be costly to defend with no assurance of a favorable outcome for us. In the event of an unfavorable result under these circumstances, our business, operating results and financial position could be harmed.

The amount of sales tax we collect on sales could be challenged by taxing authorities both in jurisdictions in which we have a corporate presence as well as by taxing authorities in areas where we have no corporate presence.

We collect and remit sales tax on sales in jurisdictions where we have a corporate or physical presence that results in an obligation to do so. We sell our products to customers in numerous locations where we do not have a corporate or physical presence and, therefore, do not collect sales tax on those sales. States in which we collect sales tax could audit our activities and assess us with additional tax based on their interpreting the sales tax code differently than we interpret it. Various states in which we do not collect sales tax are aggressive in interpreting their sales tax codes in determining if a company with no apparent presence in those states is obligated to collect and remit sales taxes, particularly on sales made across the Internet. States where we do not collect sales tax could make an assertion that we should have been collecting sales tax and could assess us with that tax. While we would defend our position taken as to our obligation to collect sales tax and the amount of sales tax collected, a challenge from a taxing authority can be costly to defend with no assurance of a favorable outcome for us. In the event of an unfavorable result under these circumstances, our business, operating results and financial position could be harmed.

Risks Related to Stock Ownership

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Our stock price is, and may continue to be, volatile.

The trading price of our common stock has been and could continue to be subject to wide fluctuations in response to certain factors, including:

•	U.S. and global economic conditions leading to general declines in market capitalizations, with such declines not associated with operating performance.
•	Quarter-to-quarter variations in results of operations.
•	Our announcements of new products.
•	Our announcements of acquisitions.
•	Our announcements of significant new customers or contracts.
•	Our competitors’ announcements of new products.
•	Our product development or release schedule.
•	Changes in our management team.
•	General conditions in the software industry.
•	Investor perceptions and expectations regarding our products, plans and strategic position and those of our competitors and customers.

In addition, the public stock markets experience extreme price and trading volume volatility, particularly in high-technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons often unrelated to the operating performance of the specific companies. The broad market fluctuations may adversely affect the market price of our common stock.

Accounting charges may cause fluctuations in our annual or quarterly financial results.

Our financial results may be affected by non-cash and other accounting charges, including:

•	Amortization of intangible assets, including acquired technology and product rights.
•	Acquisition expenses.
•	Impairment of goodwill and intangibles.
•	Share-based compensation expense.
•	Restructuring charges.
•	Impairment of long-lived assets.
•	Reserves for uncertain tax positions.

Anti-takeover provisions in our charter and Delaware law could inhibit others from acquiring us.

Some of the provisions of our certificate of incorporation and bylaws and in Delaware law could, together or separately:

•	Discourage potential acquisition proposals.
•	Delay or prevent a change in control.
•	Limit the price that investors may be willing to pay in the future for shares of our common stock.

In particular, our certificate of incorporation and bylaws prohibit stockholders from voting by written consent or calling meetings of the stockholders. We are also subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined in the statute, for a period of three years following the date on which the stockholder became an interested stockholder.

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Our directors and executive officers continue to have substantial control over us.

Our directors and executive officers, together with their affiliates and related persons, beneficially owned, in the aggregate, approximately 34% of our outstanding common stock as of October 26, 2018. These stockholders would have the ability to substantially control our operations and direct our policies including the outcome of matters submitted to our stockholders for approval, such as the election of directors and any acquisition or merger, consolidation or sale of all or substantially all of our assets. In addition, our certificate of incorporation and bylaws provide for our Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our Board of Directors will be elected each year.

Stockholders’ ownership of our stock may be significantly diluted as a result of the exercise of stock options, thereby affecting the value of the stock.

There were options to purchase 2,134,655 shares of our common stock outstanding under our employee and director stock option plans as of September 30, 2018, of which options to purchase 1,163,958 shares were vested. We have filed registration statements under the Securities Act of 1933, as amended (the “Securities Act”), covering stock issued upon the exercise of options by non-affiliates, and we may file a registration statement covering options held by affiliates as well. If we do not file a registration statement covering affiliates, affiliates who exercise their options may choose to sell the stock under an exemption from registration, such as Rule 144 under the Securities Act. The exercise of these options and sale of the resulting stock could depress the value of our stock.

Risks Related to Intellectual Property

We are vulnerable to claims that our products infringe third-party intellectual property rights particularly because our products are partially developed by independent parties.

From time to time, we experience claims that our products infringe third-party intellectual property rights. We may be exposed to future litigation based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that some of the code in our products is developed by independent parties or licensed from third parties over whom we have less control than we exercise over internal developers. In addition, we expect that infringement claims against software developers will become more prevalent as the number of products and developers grows and the functionality of software programs in the market increasingly overlaps. Companies in the technology industry, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks, service marks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, we may be the target of aggressive and opportunistic enforcement of patents by third parties, including non-practicing entities.

Responding to and defending against such claims may cause us to incur significant expense and divert the time and efforts of our management and employees. Successful assertion of such claims could require that we pay substantial damages or ongoing royalty payments, prevent us from selling our products and services, damage our reputation, or require that we comply with other unfavorable terms, any of which could materially harm our business. In addition, we may decide to pay substantial settlement costs in connection with any claim or litigation, whether or not successfully asserted.

While it is not possible to predict the outcome of patent litigation incidents to our business, defense costs may be significant, and we believe the costs associated with this litigation or other claims of infringement could generally have a material adverse impact on our results of operations, financial position or cash flows. Regardless of the merit of such claims, responding to infringement claims can be expensive and time-consuming.

For any intellectual property rights claim against us or our customers, we may have to pay damages and indemnify our customers against damages.

Claims of infringement could require us to re-engineer our products or seek to obtain licenses from third parties in order to continue offering our products in a manner that may include licensing technologies from others. In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim could place a significant strain on our financial resources and harm our reputation.

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We may not be able to protect our intellectual property rights.

Our software code and trade and service marks are some of our most valuable assets. Given the global nature of the Internet and our business, we are vulnerable to the misappropriation of this intellectual property, particularly in foreign markets, such as China and Eastern Europe, where laws or law enforcement practices are less developed. The global nature of the Internet makes it difficult to control the ultimate destination or security of our software making it more likely that unauthorized third-parties will copy certain portions of our proprietary information or reverse engineer the proprietary information used in our programs. If our proprietary rights were infringed by a third-party and we did not have adequate legal recourse, our ability to earn profits, which are highly dependent on those rights, would be severely diminished.

Other companies may own, obtain or claim trademarks that could prevent, limit or interfere with our use of our trademarks.

Our various trademarks are important to our business. If we were to lose the use of any of our trademarks, our business would be harmed, and we would have to devote substantial resources towards developing an independent brand identity. Defending or enforcing our trademark rights at a local and international level could result in the expenditure of significant financial and managerial resources.

Risks Related to the Investigation and the Restatement

Matters relating to or arising from our Audit Committee investigation, including regulatory proceedings, litigation matters and potential additional expenses, may adversely affect our business and results of operations.

As previously disclosed in our public filings, the Audit Committee has recently completed the investigation relating to revenue recognition. We are also the subject of an investigation by the SEC and United States Attorney’s Office for the Western District of Texas related to these matters.

We have incurred significant expenses related to legal, accounting, and other professional services in connection with the Audit Committee investigation and related matters and related remediation efforts. The expenses incurred, and expected to be incurred, in connection with the Audit Committee investigation and related matters, the impact of our delay in 2017 and through June 14, 2018 in meeting our periodic reporting requirements on the confidence of investors, employees and customers, and the diversion of the attention of the management team that has occurred, and is expected to continue, has adversely affected, and could continue to adversely affect, our business, financial condition and results of operations or cash flows.

As a result of the matters reported above, we are exposed to greater risks associated with litigation, regulatory proceedings and government enforcement actions. In addition, we have incurred significant legal expenses in connection with a securities class action that has been filed against us and certain of our directors and officers, which we recently settled in August 2018. Any future investigations or additional lawsuits may adversely affect our business, financial condition, results of operations and cash flows.

We have restated our consolidated financial statements, which may lead to additional risks and uncertainties.

We have restated our consolidated financial statements as of and for the years ended December 31, 2016 and 2015. The determination to restate these consolidated financial statements was made by our Audit Committee upon management’s recommendation. As a result of these events, we have become subject to a number of additional risks and uncertainties, including substantial unanticipated accounting and legal fees in connection with or related to the Restatement. Likewise, such events might cause a diversion of our management’s time and attention. We are also subject to claims, investigations and proceedings arising out of the Restatement.

The restatement of our previously issued financial results has resulted in private litigation and could result in private litigation judgments that could have a material adverse impact on our results of operations and financial condition.

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We are subject to shareholder litigation relating to the restatement of our previously filed financial statements and to certain of our previous public disclosures. Our management has been, and may in the future be, required to devote significant time and attention to this litigation, and this and any additional matters that arise could have a material adverse impact on our results of operations and financial condition as well as on our reputation. While we cannot estimate our potential exposure in these matters at this time, we have already incurred significant expense defending this litigation and expect to continue to need to incur significant expense in the defense.

The existence of the litigation may have an adverse effect on our reputation with our customers, which could have an adverse effect on our results of operations and financial condition.

We have identified material weaknesses in our internal control over financial reporting which could, if not remediated, result in additional material misstatements in our consolidated financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Management has identified material weaknesses in our internal control over financial reporting.

A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. In connection with our management’s assessment of our internal control over financial reporting, our management identified the following deficiencies that constituted individually, or in the aggregate, material weaknesses in our internal control over financial reporting as of December 31, 2017.

We had material weaknesses in our control environment and monitoring:

•	We did not implement effective oversight of our finance and accounting processes (including organizational structure and reporting hierarchy), which impacted our ability to make appropriate decisions regarding revenue recognition.
•	We did not effectively design and implement appropriate oversight controls over our period-end financial closing and reporting processes, and our review controls were not sufficient to ensure that errors regarding revenue recognition would be detected.
•	We did not effectively monitor (review, evaluate and assess) the risks associated with key internal control activities that provide the revenue information contained in our financial statements.
•	We had material weaknesses related to internal control monitoring and activities to support the financial reporting process:
•	We did not maintain effective controls over the invoicing process to ensure that proper supporting documentation was received prior to preparing invoices.
•	We did not maintain effective controls over the revenue recognition process to ensure revenue was only recognized when all four criteria of our revenue recognition policy were met.

Because of these material weaknesses, our management concluded that our internal control over financial reporting was not effective based on criteria set forth by the Committee of Sponsoring Organization of the Treadway Commission in Internal Control-An Integrated Framework (2013).

We have developed and are in the process of implementing remediation plans designed to address these material weaknesses. If our remedial measures are insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results, which could lead to substantial additional costs for accounting and legal fees.

Any additional revisions or restatements of our consolidated financial statements may lead to a further loss of investor confidence and have a negative impact on the trading prices of our securities. Any of these matters could adversely affect our business, reputation, revenues, results of operations and financial condition and limit our ability to access the capital markets through equity or debt issuances.

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We face risks related to an ongoing Securities and Exchange Commission investigation.

On January 11, 2018, we received a subpoena from the SEC which has since opened a formal investigation relating to, among other things, the Restatement (the “SEC Investigation”). We are cooperating fully with the SEC Investigation. At this point, we are unable to predict what the outcome of the SEC Investigation may be or what, if any, consequences the SEC Investigation may have with respect to the Company or any current or former Company personnel. However, the SEC Investigation could result in considerable legal expenses, divert management’s attention from other business concerns and harm our business. If the SEC were to determine that legal violations occurred, we could be required to pay significant civil and/or criminal penalties and/or other amounts and we could become subject to a cease and desist order and/or other remedies, or conditions imposed as part of any resolution. We can provide no assurances as to the outcome of the SEC Investigation.

We face risks related to an ongoing investigation by the United States Attorney’s Office for the Western District of Texas.

On May 31, 2018, we were served with a subpoena issued by a grand jury sitting in the United States District Court for the Western District of Texas (the “Grand Jury Subpoena”). The Grand Jury Subpoena requests all documents and emails relating to the Company’s investigation of the potential improper recognition of software license revenue. We intend to fully cooperate with the Grand Jury Subpoena and related investigation being conducted by the United States Attorney’s Office for the Western District of Texas (the “U.S. Attorney’s Investigation”). At this time, we are unable to predict the duration, scope, result or related costs of the U.S. Attorney’s Investigation. We are also unable to predict what, if any, further action may be taken in connection with the Grand Jury Subpoena and the U.S. Attorney’s Investigation, or what, if any, penalties, sanctions or remedial actions may be sought. Any determination by the U.S. Attorney’s office that the Company’s activities were not in compliance with existing laws or regulations, however, could result in the imposition of fines, penalties, disgorgement, equitable relief, or other losses, which could have a material adverse effect on the Company’s consolidated financial position, liquidity, or results of operations.

Our indemnification obligations and limitations of our director and officer liability insurance may have a material adverse effect on our financial condition, results of operations and cash flows.

Under Delaware law, our certificate of incorporation and bylaws and certain indemnification agreements to which we are a party, we have an obligation to indemnify, or we have otherwise agreed to indemnify, certain of our current and former directors and officers with respect to current and future investigations and litigation. In connection with some of these pending matters, we are required to, or we have otherwise agreed to, advance, and have advanced, legal fees and related expenses to certain of our current and former directors and officers and expect to continue to do so while these matters are pending. Certain of these obligations may not be “covered matters” under our directors’ and officers’ liability insurance, or there may be insufficient coverage available. Further, in the event the directors and officers are ultimately determined not to be entitled to indemnification, we may not be able to recover the amounts we previously advanced to them.

In addition, we have incurred significant expenses in connection with the Audit Committee’s independent investigation, the pending SEC Investigation, the pending investigation by the United States Attorney’s Office for the Western District of Texas and shareholder litigation. We cannot provide any assurances that past or future claims related to those or other matters, including the cost of fees, penalties or other expenses, will not exceed the limits of our insurance policies, that such claims are covered by the terms of our insurance policies or that our insurance carrier will be able to cover our claims. Additionally, to the extent there is coverage of these claims, the insurers also may seek to deny or limit coverage in some or all of these matters. Furthermore, the insurers could become insolvent and unable to fulfill their obligation to defend, pay or reimburse us for insured claims. Accordingly, we cannot be sure that claims will not arise that are in excess of the limits of our insurance or that are not covered by the terms of our insurance policy. Due to these coverage limitations, we may incur significant unreimbursed costs to satisfy our indemnification obligations, which may have a material adverse effect on our financial condition, results of operations or cash flows.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;
•	changes in the market for our products;
•	our expansion plans and opportunities; and
•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the level of demand for our products;

•	competition in our markets;
•	our ability to grow and manage growth profitably;
•	our ability to access additional capital;
•	changes in applicable laws or regulations;
•	our ability to attract and retain qualified personnel;
•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

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Use of Proceeds

We will not receive any of the proceeds from any sale or other disposition of the common stock covered by this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

Determination of Offering PRice

Our common stock is listed on the NYSE American under the symbol “GSB”. The actual offering price by the selling security holders of the shares of common stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling security holders or as otherwise described in the section entitled “Plan of Distribution.”

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MARKET PRICE OF COMMON STOCK and dividends

The Company’s common stock is currently listed on the NYSE American under the symbol “GSB”.

The following table sets forth for the periods indicated, the reported high and low closing prices per share for our common stock.

	Common Stock
Period	High	Low
2017:
First Quarter	$4.26	$3.71
Second Quarter	$5.29	$3.87
Third Quarter	$5.44	$3.62
Fourth Quarter	$4.33	$3.40
2018:
First Quarter	$3.81	$3.33
Second Quarter	$4.18	$3.54
Third Quarter	$4.08	$3.23
Fourth Quarter (through November 15, 2018)	$4.60	$3.88

On November 15, 2018, the last reported sale price of our common stock on the NYSE American was $4.59 per share. As of September 30, 2018, we had 1,738 holders of record of our common stock. This figure does not reflect the beneficial ownership or shares held in nominee name.

Dividend Policy

We paid quarterly dividends of $.015 per share on March 8, 2016, June 8, 2016, September 8, 2016 and December 8, 2016 to stockholders of record as of the close of business on February 23, 2016, May 23, 2016, August 23, 2016 and November 23, 2016, respectively. We paid quarterly dividends of $.015 per share on March 8, 2017, June 8, 2017, September 8, 2017 and December 18, 2017 to stockholders of record as of the close of business on February 23, 2017, May 23, 2017, August 23, 2017 and November 30, 2017, respectively. We paid quarterly dividends of $.015 per share on March 23, 2018 and June 22, 2018. We announced a quarterly dividend of $.015 per share on October 12, 2018, which is payable on November 5, 2018. The timing and amount of dividends to be paid, if any, in subsequent quarters will be determined on future dates by the Board of Directors.

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PRINCIPAL AND SELLING STOCKHOLDERS

We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table sets forth certain information available to us with respect to the beneficial ownership of our common stock as of November 16, 2018, and as adjusted to reflect the sale of our common stock offered by the selling stockholders in this offering, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers;

•	all of our current executive officers and directors as a group; and

•	each selling stockholder

The table lists applicable percentage ownership based on 17,968,268 shares of common stock outstanding as of November 16, 2018. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of November 16, 2018, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

We have based the percentage ownership of our common stock after this offering, on 17,968,268 shares of our common stock outstanding as of November 16, 2018, assuming the sale by the selling stockholders in this offering of 5,456,566 common stock shares.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o GlobalSCAPE, Inc., 4500 Lockhill-Selma, Suite 150, San Antonio, Texas 78249.

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Name of Beneficial Owner	Common Shares Owned Prior to Offering (# of shares)	Common Shares that May Be Acquired by Exercise of Stock Options (# of shares)	Total Beneficial Ownership (# of shares)	Common Shares to be Sold Pursuant to this Prospectus (# of shares)	Total Beneficial Ownership After Offering (# of shares)	% of Class
210/GSB Acquisition Partners, LLC et. al(1)+	3,768,900	—	3,768,900	3,200,000	568,900	3.2%
C. Clark Webb(2)	4,020,407	—	4,020,407	3,200,000	820,407	4.6%
Robert H. Alpert(3)	4,016,545	—	4,016,545	3,200,000	816,545	4.5%
Thomas W. Brown(4)+	1,545,368	—	1,545,368	1,000,000	545,368	3.0%
BLR Partners LP(5)	1,300,000	—	1,300,000	—	1,300,000	7.2%
David L. Mann(6)+	1,256,566	—	1,256,566	1,256,566	0	0%
Frank M. Morgan	80,000	—	80,000	—	80,000	*
Matthew C. Goulet(7)	17,000	406,990	423,990	—	423,990	2.4%
Peter S. Merkulov(8)	—	78,326	78,326	—	78,326	*
Dr. Thomas G. Hicks	60,000		60,000	—	60,000	*
Michael P. Canavan(9)	—	33,083	33,083	—	33,083	*
Karen J. Young	—	15,200	15,200	—	15,200	*
James W. Albrecht, Jr.(10)	—	324,999	324,999	—	324,999	1.8%
Gregory T. Hoffer(11)	—	—	—	—	—	*
Mark C. Hood	10,000	—	10,000	—	10,000	*
All current directors and executive officers as a group (9 persons) (12)	5,691,618	455,273	6,146,891	4,456,566	1,690,325	9.2%
+Represents a selling stockholder.
*Represents less than 1%

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(1)	Based on information set forth in Schedule 13D/A (Amendment No. 4) filed on September 28, 2018 (the “Schedule 13D”), 210/GSB Acquisition Partners, LLC (“210/GSB”) holds directly 3,768,900 shares of common stock of GlobalSCAPE. 210/GSB is managed by its sole member, 210 Capital, LLC (“210 Capital”), which is managed by its members Covenant RHA Partners, L.P. (“RHA Partners”) and CCW/LAW Holdings, LLC (“CCW Holdings”). C. Clark Webb has the power to direct the affairs of CCW Holdings as its sole member. RHA Partners is managed by its general partner RHA Investments, Inc. (“RHA Investments”), and Robert H. Alpert has the power to direct the affairs of RHA Investments as its President and sole shareholder. Accordingly, 210/GSB may be deemed to share voting and dispositive power with 210 Capital, RHA Partners, CCW Holdings, RHA Investments, Mr. Alpert and Mr. Webb over the shares of the Company’s common stock that it holds. The address of 210/GSB and Messrs. Webb and Alpert is 8214 Westchester Drive, Suite 950, Dallas, Texas 75225.

(2)	In addition to the 3,768,900 shares of common stock owned by 210/GSB, Mr. Webb holds directly 231,507 shares of common stock. Mr. Webb has sole voting and dispositive power over the 231,507 shares of Common Stock that he holds directly.

(3)	In addition to the 3,768,900 shares of common stock owned by 210/GSB, Mr. Alpert holds directly 20,000 shares of common stock and Atlas Capital Management, L.P. (“ACM”) holds directly 227,645 shares of common stock. ACM is managed by its general partner, RHA Investments. Accordingly, Mr. Alpert may be deemed to share voting and dispositive power with RHA Investments over the 227,645 shares of common stock owned by ACM.

(4)	Includes 650 shares owned by Mr. Brown’s spouse. Mr. Brown disclaims beneficial ownership of the shares owned by his spouse.

(5)	Based on the information set forth in a Schedule 13G filed on January 25, 2018 by BLR Partners LP, a Texas limited partnership (“BLR Partners”), BLRPart, LP, a Texas limited partnership (“BLRPart GP”), BLRGP Inc., a Texas S corporation (“BLRGP”), Fondren Management, LP, a Texas limited partnership (“Fondren Management”), FMLP Inc., a Texas S corporation (“FMLP”) and Bradley L. Radoff (collectively, the “BLR Reporting Persons”), BLR Partners directly owns 1,300,000 shares of common stock of GlobalSCAPE and each of BLRPart GP, as the general partner of BLR Partners, BLRGP, as the general partner of BLRPart GP, Fondren Management, as the investment manager of BLR Partners, FMLP, as the general partner of Fondren Management, and Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP, may be deemed the beneficial owner of the 1,300,000 shares owned by BLR Partners, each with sole voting and dispositive power. The address of the principal office of each of the BLR Reporting Persons is 1177 West Loop South, Suite 1625, Houston, Texas 77027.

(6)	Based on information provided to the Company by Mr. Mann. Mr. Mann has pledged 750,000 shares to secure his obligations under a personal loan.

(7)	Includes 2,000 shares owned by Mr. Goulet's minor children.

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(8)	Mr. Merkulov has left his position with the Company effective October 31, 2018.

(9)	Includes 8,333 shares that may be acquired within 60 days.

(10)	Mr. Albrecht retired effective March 2, 2018.

(11)	Mr. Hoffer resigned effective April 5, 2018. All vested shares expired July 5, 2018.

(12)	Excludes shares beneficially owned by Messrs. Albrecht, Hoffer and Merkulov, who are no longer executive officers of the Company.

 Material Relationships with Selling Stockholders

The selling stockholders are 210/GSB Acquisition Partners, LLC (“210/GSB”), Thomas W. Brown and David L. Mann. Mr. Mann is a current director on our Board of Directors and Mr. Brown is a former director. 210/GSB is one of our largest stockholders and is affiliated with current directors Robert Alpert and C. Clark Webb.

210/GSB became a stockholder pursuant to that certain Stock Purchase Agreement, dated as of January 9, 2017 among 210/GSB and Messrs. Brown and Mann (the “210/GSB Stock Purchase Agreement”). Pursuant to the 210/GSB Stock Purchase Agreement, Mr. Brown sold to 210/GSB 3,000,000 common shares and Mr. Mann sold to 210/GSB 200,000 common shares, for a purchase price of $3.88 per share in cash. The Company is not a party to the 210/GSB Stock Purchase Agreement; however, the Company is a designated third-party beneficiary. In connection with the transaction, the Board of Directors of the Company unanimously agreed to waive the applicability of Section 203 of the Delaware General Corporation Law (“Section 203”) to the acquisition of the shares by the Buyer. Section 203 imposes certain restrictions on business combinations with an “interested stockholder,” which classification would, absent the waiver, apply to the Buyer and its affiliates and associates for three years following its acquisition of 15% or more of the Company’s outstanding shares of common stock.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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Legal Matters

The validity of the securities offered hereby will be passed upon for us by Olshan Frome Wolosky LLP of New York, New York.

Experts

Our audited consolidated financial statements and the ineffectiveness of the Company’s internal control over financial reporting appearing in its Annual Report on Form 10-K for the year ended December 31, 2017 are incorporated by reference herein in reliance on the reports of Weaver and Tidwell, L.L.P., an independent registered public accounting firm, on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Room 1580 Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at GlobalSCAPE, Inc., Attention: Corporate Secretary, 4500 Lockhill-Selma, Suite 150, San Antonio, Texas 78249 or telephoning us at (210) 308-8267.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.globalscape.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-33601):

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on June 14, 2018;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on June 14, 2018;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Commission on August 9, 2018;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Commission on November 8, 2018;

•	Our Current Reports on Form 8-K filed with the SEC on February 27, 2018, March 2, 2018, March 22, 2018, June 14, 2018, June 19, 2018, August 10, 2018, August 21, 2018, August 21, 2018, August 30, 2018, September 4, 2018, September 13, 2018, October 11, 2018, October 12, 2018 and October 31, 2018;

•	Our definitive Proxy Statement on Schedule 14A filed with the SEC on August 31, 2018; and

•	The description of our common stock contained in our registration statement on Form 8-A12B filed with the SEC on July 17, 2007.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that was furnished and deemed by the rules of the SEC not to have been filed shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference in that information. You should direct any requests for documents to GlobalSCAPE, Inc., Attention: Corporate Secretary, 4500 Lockhill-Selma, Suite 150, San Antonio, Texas 78249.

You also may access these filings on our website at www.globalscape.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the registrant in connection with this offering. All of the amounts shown are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC Registration Fee	$2,896.65
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	5,000
Other	2,500
Total	$30,396.65

We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The selling security holder, however, will bear all commissions and discounts, if any, attributable to its sale of securities.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. These limitations do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or recession.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for certain exceptions set forth in the Amended and Restated Bylaws, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification set forth in the Amended and Restated Bylaws is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Amended and Restated Bylaws. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors or officers.

II-1

The Company’s Amended and Restated Bylaws also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Company maintains such insurance.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify each indemnitee to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

There were no sales of unregistered securities during the past three years.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See the Exhibit Index, which follows the signature page and which is incorporated by reference herein.

Item 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on November 16, 2018.

GlobalSCAPE, Inc.
(Registrant)

By:	/s/ Matthew C. Goulet
Name	Matthew C. Goulet
Title:	President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew C. Goulet as his attorney-in-fact and agent, with full power of substitution for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Matthew C. Goulet	President and Chief Executive Officer	November 16, 2018
Matthew C. Goulet	(Principal Executive Officer)

/s/ Karen J. Young	Chief Financial Officer	November 16, 2018
Karen J. Young	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert H. Alpert	Director, Chairman	November 16, 2018
Robert H. Alpert

/s/ Dr. Thomas E. Hicks	Director	November 16, 2018
Dr. Thomas E. Hicks

/s/ David L. Mann	Director	November 16, 2018
David L. Mann

/s/ Frank M. Morgan	Director	November 16, 2018
Frank M. Morgan

/s/ C. Clark Webb	Director	November 16, 2018
C. Clark Webb

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits
3.1	Amended Restated Certificate of Incorporation (Filed as Exhibit 3.1 to Form 8-K filed November 17, 2006).
3.2	Amended and Restated Bylaws of the Company effective as of October 30, 2008 (Filed as Exhibit 3.2 to Form 8-K filed November 5, 2008).
4.1	Specimen of Stock Certificate (Filed as Exhibit 4.1 to Form 10-K filed April 2, 2001).
5.1++	Opinion of Olshan Frome Wolosky LLP.
10.1*	Employment Agreement dated August 27, 2018 by and between the GlobalSCAPE and Mark Hood (Filed as Exhibit 10.1 to Form 8-K filed August 30, 2018).
10.2*	Severence Agreement and Release of Claims dated August 21, 2018 by and between GlobalSCAPE and Peter Merkulov (Filed as Exhibit 10.1 to Form 8-K filed September 4, 2018).
10.3*	1998 Stock Option Plan as amended May 13, 1999 (Filed as Exhibit 4.2 to Form 10-K filed May 12, 2000).
10.4*	2000 Stock Option Plan dated May 8, 2000 (Filed as Exhibit 4.3 to Form 10-K filed May 12, 2000).
10.5*	Form of 1998 Stock Option Plan Rights Termination Letter Agreement of Directors to Agree Not to Claim Any Right of Adjustment dated February 4, 2000 (Filed as Exhibit 4.6 to Form 10 filed May 12, 2000).
10.6*	Form of 1998 Stock Option Plan Rights Termination Letter Agreement for Employees and Consultants to Cancel Options dated February 8, 2000 (Filed as Exhibit 4.7 to Form 10, filed May 12, 2000).
10.7*	Form of 1998 Stock Option Plan Rights Termination Letter of Officer to Agree Not to Claim Any Right of Adjustment dated February 8, 2000 (Filed as Exhibit 4.8 to Form 10 filed May 12, 2000).
10.8*	Form of 1998 Stock Option Plan Rights Termination Letter Agreement of Officer to Agree Not to Exercise Options dated February 8, 2000 (Filed as Exhibit 4.9 to Form 10 filed May 12, 2000).
10.9*	Form of 1998 Stock Option Plan Reinstatement and Adjustment Letter for Employees dated December 19, 2000 (Filed as Exhibit 10.17 to Annual Report on Form 10-K filed April 2, 2001).
10.10	Form of Release and Indemnity Agreement between GlobalSCAPE, Inc. and Employees dated December 19, 2000 (Filed as Exhibit 10.18 to Form 10-K filed April 2, 2001).
10.11*	Form of Incentive Stock Option Agreement under GlobalSCAPE, Inc. 2000 Stock Option Plan (Filed as Exhibit 10.21 to Form 10-K filed April 1, 2002).
10.12*	Form of Non-Qualified Stock Option Agreement under the GlobalSCAPE, Inc. 2000 Stock Option Plan (Filed as Exhibit 10.2 to Form 10-Q filed November 13, 2006).
10.13*	GlobalSCAPE, Inc. 2006 Non-Employee Directors Long-Term Equity Incentive Plan (Filed as Exhibit 10.1 to Form 8-K filed June 7, 2007).
10.14*	Form of Non-Statutory Stock Option Agreement under GlobalSCAPE, Inc. 2006 Non-Employee Directors Long-Term Equity Incentive Plan (Filed as Exhibit 10.1 to Form 10-Q filed November 14, 2007).

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10.15*	Form of Employment Agreement for Executive Officers at Vice President-level and above (Filed as Exhibit 10.1 to Form 8-K filed August 19, 2009).
10.16*	GlobalSCAPE, Inc. 2010 Employee Long Term Equity Incentive Plan dated June 3, 2010 (Filed as Appendix A to the Definitive Proxy Statement filed April 22, 2010).
10.17*	Form of Non-Qualified Stock Option Agreement under GlobalSCAPE, Inc. 2010 Employee Long-Term Equity Incentive Plan dated June 3, 2010 (Filed as Exhibit 10.1 to Form 8-K filed on February 10, 2015).
10.18*	Form of Employment Agreement dated as of April 1, 2015 by and between GlobalSCAPE and each of Matthew C. Goulet and James W. Albrecht, Jr. (Filed as Exhibit 10.1 to Form 8-K filed on April 1, 2015).
10.19	Form of Indemnification Agreement by and between GlobalSCAPE and each of its directors and named executive officers (Filed as Exhibit 10.1 to Form 8-K filed on May 18, 2015).
10.20*	GlobalSCAPE, Inc. 2015 Non-Employee Directors Long-Term Equity Incentive Plan (Filed as Appendix A to the Definitive Proxy Statement filed April 2, 2015).
10.21*	Form of Restricted Stock Award Agreement pursuant to the GlobalSCAPE, Inc. 2015 Non-Employee Directors Long-Term Equity Incentive Plan (Filed as Exhibit 10.2 to Form 8-K filed on May 18, 2015).
10.22*	Form of Incentive Stock Option Agreement GlobalSCAPE, Inc. 2010 Employee Long-Term Equity Incentive Plan dated June 3, 2010 (Filed as Exhibit 10.1 to Form 8-K filed on February 4, 2016).
10.23	Stock Purchase Agreement dated January 9, 2017 by and between Thomas H Brown, David L. Mann and 210 Capital LLC (filed as Exhibit 10.1 to Form 8-K filed January 9, 2017).
14.1	Code of Ethics (Filed as Exhibit 14.1 to Form 10-K filed March 27, 2008).
21.1+	Subsidiaries of GlobalSCAPE, Inc. (Filed as Exhibit 21.1 to Form 10-K filed March 29, 2012).
23.1++	Consent of Weaver and Tidwell, L.L.P.
23.2++	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)
24.1++	Power of Attorney (included on signature page).

* Includes compensatory plan or arrangement.

+ Previously filed.
++ Filed herewith.

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